EXHIBIT 15.2

CONSENT OF HAN KUN LAW OFFICES

April 25, 2023

Baozun Inc.

No. 1-9, Lane 510, West Jiangchang Road

Shanghai 200436

The People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the heading “Item 4. Information on the Company – C. Organizational Structure” in Baozun Inc.’s Annual Report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2023. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ Han Kun Law Offices
Han Kun Law Offices